UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: January 26, 2009
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	77-0316593
(State or other Jurisdiction	001-31216	(I.R.S. Employer Identification No.)
of incorporation)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 18, 2008, McAfee, Inc. (“McAfee”) filed a Form 8-K disclosing the entering of change of control and retention agreements with certain named executive officers. Upon review, it was discovered that, due to a drafting error, one of the terms of the Change of Control and Retention Agreement with David DeWalt, McAfee’s Chief Executive Officer, was incorrect and conveyed unintended benefits. Specifically, in a “Termination Other than During a Change of Control Period” the agreement stated that, in addition to acceleration of vesting of the outstanding restricted stock units from Mr. DeWalt’s February 11, 2008 grant with respect to 125,000 shares of stock which are due to fully vest within twelve (12) months following termination, Mr. DeWalt also would be entitled to full vesting of all his then outstanding equity awards that are not subject to vesting based on performance. In fact, the compensation committee had approved that Mr. DeWalt would only be entitled to the additional vesting as to the February 11, 2008 grant under such a termination scenario.
On January 26, 2009, the Company and Mr. DeWalt entered into a corrected Change of Control and Retention Agreement, a copy of which is included as an Exhibit to this Form 8-K. Except as described in the preceding paragraph, all of the other terms of the agreement remain as disclosed on December 18, 2008 and are summarized below.
The agreement provides for certain severance benefits in the event McAfee terminates Mr. DeWalt’s employment for other than “cause” or in the event that Mr. DeWalt resigns for “good reason.” The agreement provides for varying severance benefits based upon whether the termination occurs within eighteen (18) months following a “change of control” of McAfee (the “Change of Control Period”). The severance payments provided to Mr. DeWalt by the agreement will supersede any severance payments afforded Mr. DeWalt in any employment agreement he had with McAfee. Without regard to severance payments, Mr. DeWalt’s employment will not be changed by the agreement. Pursuant to the agreement and subject to signing a standard release of claims, upon Mr. DeWalt’s termination for other than cause or upon his resignation for good reason, he will be entitled to the following benefits:
     Termination Other than During a Change of Control Period
•	A lump-sum payment (less applicable tax withholding) equal to twelve (12) months of Mr. DeWalt’s annual base salary, plus a pro rata fraction of the amount equal to 110% of his annual base salary, with the pro rata fraction determined as the number of days in the year to the date of termination divided by 365;

•	A payment equal to twelve (12) months of the cost of continuation coverage of medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Mr. DeWalt was covered under McAfee’s health plan; and

•	Full acceleration of vesting of the outstanding restricted stock units from Mr. DeWalt’s February 11, 2008 grant with respect to 125,000 shares of stock which are due to fully vest within twelve (12) months following termination.
     Termination During a Change of Control Period
•	A lump-sum payment (less applicable tax withholding) equal to twenty-four (24) months of Mr. DeWalt’s annual base salary as in effect immediately prior to the change of control or the termination (whichever is greater), plus the amount equal to 200% of his target bonus for the fiscal year of the change of control or the termination (whichever is greater);

•	A payment for COBRA as described above; and

•	Full acceleration of vesting of all Mr. DeWalt’s then outstanding equity awards.
Additionally, in the event Mr. DeWalt is terminated for other than cause or resigns for good reason before a change of control but on or after a “potential change of control”, Mr. DeWalt will be entitled generally to the superior severance benefits provided by a termination during a Change of Control Period. A “potential change of control” would generally occur upon the execution of an agreement, Board approval, or public announcement for McAfee to enter into a transaction that would be a change of control if such transaction is subsequently consummated. This benefit is only available if the change of control occurs.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:
10.1	Change of Control and Retention Agreement, dated January 26, 2009, between David G. DeWalt and McAfee, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: January 30, 2009	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel